NEWS RELEASE
October 2, 2009

FOR IMMEDIATE RELEASE	Contact: Michael J. Blodnick
(406) 751-4701
Ron J. Copher
(406) 751-7706

GLACIER BANCORP, INC. COMPLETES ACQUISITION OF
FIRST NATIONAL BANK & TRUST IN POWELL, WYOMING

KALISPELL, Mont., Oct. 2 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc.'s (Nasdaq: GBCI) today announced the completion of the acquisition of First National Bank & Trust, a community bank based in Powell, Wyoming. First National Bank & Trust provides community banking services from offices in Powell, Cody and Lovell, Wyoming. At June 30, 2009 the bank had total assets of approximately $280 million.

“We are delighted to have First National Bank & Trust join the Glacier Bancorp family of banks,” commented Mick Blodnick, Glacier’s President and Chief Executive Officer. “This is a respected community bank that has served the individuals and businesses of northern Wyoming for nearly 100 years. As a result of our creative deal structure that removes nonperforming out of-market loan participations, the bank will immediately return to a position of superior asset quality, strong core deposits, and solid profitability.”

The acquisition builds upon Glacier’s existing presence in Wyoming with its subsidiary bank, 1st Bank, based in Evanston, Wyoming. 1st Bank provides banking services from nine branches in western Wyoming and had total Wyoming assets at June 30, 2009 of approximately $480 million. First National Bank & Trust will operate as a separately chartered community banking subsidiary of Glacier.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 60 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and conducts its operations principally through 11 community bank subsidiaries. These subsidiaries include six Montana banks: Glacier Bank of Kalispell, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First Bank of Montana of Lewistown; as well as Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming and Utah; First National Bank & Trust in Wyoming; Citizens Community Bank in Idaho; and Bank of the San Juans in Colorado. At June 30, 2009, Glacier and its subsidiaries had consolidated total assets of approximately $5.6 billion. Visit Glacier’s website at http://www.glacierbancorp.com.

Forward-Looking Statements
This news release includes forward looking statements, which describe management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Glacier's style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Glacier's public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following: (1) the risks associated with lending and potential adverse changes in credit quality; (2) increased loan delinquency rates; (3) the risks presented by a continued economic slowdown, which could adversely affect credit quality, loan collateral values, investment values, liquidity levels, and loan originations; (4) changes in market interest rates, which could adversely affect our net interest income and profitability; (5) legislative or regulatory changes that adversely affect our business or our ability to complete pending or prospective future acquisitions; (6) costs or difficulties related to the integration of acquisitions; (7) reduced demand for banking products and services; (8) the risks presented by public stock market volatility, which could adversely affect our stock value and our ability to raise capital in the future; (9) competition from other financial services companies in our markets; and (10) our success in managing risks involved in the foregoing.